ITEM 77E ? LEGAL
PROCEEDINGS


Since February 2004, Federated
and related entities (collectively,
?Federated?) have been named
as defendants in several
lawsuits, that were consolidated
into a single action in the United
States District Court for the
Western District of Pennsylvania,
alleging excessive advisory fees
involving one of the Federated-
sponsored mutual funds.
Without admitting the validity of
any claim, Federated reached a
final settlement with the Plaintiffs
in these cases in April 2011.